Exhibit 23-b





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of SBC Communications Inc. pertaining to the registration of 50,000,000 common shares under the SBC 1995 Management Stock Option Plan of our report dated February 27, 1997, on our audits of the consolidated financial statements and financial statement schedule of Pacific Telesis Group and Subsidiaries as of December 31, 1996 and for each of the two years in the period then ended, included in SBC Communications Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997.





                                             COOPERS & LYBRAND L.L.P.


San Francisco, California
April 2, 1998